THE MANAGERS TRUST II

Amendment No. 11 to Agreement and Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

The undersigned Secretary of The Managers Trust II (the “Trust”) does hereby certify that pursuant to Article V, Section 5.1 of the Trust’s Amended and Restated Declaration of Trust dated March 19, 1992 (as amended, the “Declaration of Trust”), the following resolutions were duly adopted by a majority of the Trustees of the Trust taken at a meeting of the Trustees held March 4, 2005.

RESOLVED:	That pursuant to Article V, Section 5.1 of the Declaration of Trust, the series of shares of beneficial interest of the Trust designated as the “Managers Large-Cap Fund” be redesignated as the “Renaissance Large-Cap Equity Fund” effective as of April 1, 2005; and be it further

RESOLVED:	That the reference to “Managers Large-Cap Fund” contained in Section 5.11 of the Declaration of Trust be deleted and replaced with a reference to “Renaissance Large-Cap Equity Fund” effective as of April 1, 2005; and be it further

RESOLVED:	That the officers of the Trust, and each of them acting singly, be authorized and directed to prepare and file with the Secretary of the Commonwealth of Massachusetts and other applicable authorities an amendment to the Declaration of Trust to reflect the designation of the Sub-Trust described in the preceding resolution.

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IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 4th day of April, 2005.

/s/ Christine C. Carsman
Christine C. Carsman Secretary